Exhibit 10.1

MODIFICATION AGREEMENT

This MODIFICATION AGREEMENT (this “Modification Agreement”), is entered into as of this 10th day of May, 2007, by and between Aegis Industries, Inc., a Nevada corporation, with its principal executive offices at 75200 Shady Grove Road, Suite 202, Rockville Maryland 20850 (the “Company”) and Part Time CFO Inc., a British Columbia, Canada, corporation, with its principal executive offices at White Rock Square, 1480 Foster Street, Suite 28, White Rock, British Columbia, Canada, V4B 3X7 (the “Consultant”) (each of the Company and the Consultant, individually, a “Party”, and, collectively, the “Parties”).

          WHEREAS, on December 1, 2006 the Company and the Consultant entered into a certain business consulting agreement (the “Agreement”), pursuant to the terms of which the Consultant agreed to provide the Company with the services of Dennis Mee (“Mee”), acting as Chief Financial Officer of the Company, for a period of two years commencing on December 31, 2006 and continuing through November 30, 2008, and in consideration for which the Company agreed to pay the Consultant a monthly rate of four thousand dollars ($4,000) plus reimbursement of certain expenses reasonably incurred, and with either Party having the option to terminate the Agreement at any time by giving the other thirty (30) days prior written notice;

          WHEREAS, on May 7, 2007, following the resignation of the Company’s President, the board of directors of the Company elected Mr. Mee as interim President, to serve for the ensuing year or until a suitable successor is duly elected or appointed;

          WHEREAS, in conjunction with the Company’s election of Mr. Mee as interim President, the Parties negotiated a certain verbal modification to the Agreement; and

          WHEREAS, the Parties now desire to reduce such verbal modification to a writing;

          NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby covenant and agree as follows:

          I. Section 1 of the Agreement shall be amended by deleting the section in its entirety, and replacing it as follows:

                    1. Consultation Services. The Company hereby engages the Consultant to perform the following services in accordance with the terms and conditions set forth in this Agreement:

                              1.1 Chief Financial Officer. The Consultant will consult with the officers and employees of the Company concerning financial and accounting matters and will provide the services of Mr. Mee as Chief Financial Officer of the Company for the term of this Agreement as specified in Subsection 2.1.

                              1.2 Interim President. The Consultant will consult with the officers and employees of the Company concerning matters relating to the total management of the Company and will provide the services of Mr. Mee as interim President of the Company for the term of this Agreement as specified in Subsection 2.2.

          II. Section 2 of the Agreement shall be amended by deleting the section in its entirety, and replacing it as follows:

                    2. Term of the Agreement.

                              2.1 Chief Financial Officer. The term of this Agreement with respect to those services relating to financial and accounting matters and that of the services of Chief Financial Officer shall commence as of the date first written above and terminate on November 30, 2008.

                              2.2 Interim President. The term of this Agreement with respect to those services relating to the total management of the Company and that of the services of interim President shall commence as of the date first written above and continue for the ensuing year or until such time as a suitable successor is duly elected or appointed to the position of President by the Company, subject to the provisions of the Nevada Revised Statutes and the Company’s Bylaws.

                              2.3 Earlier Termination. Either party may terminate this Agreement prior to the expiration of the terms of service as set forth in Subsections 2.1 and 2.2, by giving the other party thirty (30) days written notice delivered personally or by certified or registered mail, return receipt requested, to the other party at the addresses first set forth at the beginning of this Agreement.

          III. Section 4 of the Agreement shall be amended by deleting the section in its entirety, and replacing it as follows:

                    4. Payment to the Consultant. The Consultant will be paid in advance on the 1st day of each month at a rate of four thousand dollars (USD $4,000) per month for the first thirty-two (32) hours of work performed during each month in accordance with this Agreement, and at an hourly rate of one hundred twenty-five dollars (USD $125) per hour worked after the first thirty-two (32) hours; provided, however, that the Consultant issues an invoice to the Company on or before the first day of each month of the term. The Company will reimburse the Consultant for all disbursements, including travel, accommodation, printing, postage, long distance telephone charges and other related costs, reasonably incurred by the Consultant for the purpose of the provision of the Consultant’s services to the Company within ten (10) days of having received written receipts in respect of the disbursements; provided, however, that any such disbursements exceeding five hundred dollars (USD $500) must have been approved by the Company in advance of its having been occurred, and; provided, further, that the disbursements must be submitted once a month and will only be reimbursed once a month. The Consultant has the right to ask the Company for advance payment, if appropriate, to pay for certain disbursements that have been pre-approved by the Company.

          IV. All of the remaining provisions of the Agreement shall remain in full force and effect, as if fully set forth herein.

          IV. Miscellaneous.

                    i. Entire Agreement. This Modification Agreement constitutes the full and entire Modification Agreement by and between the Parties with regard to the subject matter hereof and supersedes all prior agreements between the Parties, whether written or verbal. The failure by either Party to enforce any rights under this Modification Agreement shall not be construed as a waiver of any rights of such Party. Any term of this Modification Agreement may be amended and the observance of any term of this Modification Agreement may be waived, generally or in a particular instance and either retroactively or prospectively, only with the written consent of the Parties hereto.

                    ii. Successors and Assigns. This Modification Agreement shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors, legal representatives and assigns.

                    iii. Notices. Any notice or other communication required or permitted by this Modification Agreement shall be given in writing and shall be deemed sufficient when delivered personally, or on the first attempted date of delivery after being mailed by certified or registered mail, return receipt requested, to the Parties at the addresses first set forth at the beginning of this Modification Agreement or at such other address as shall be specified by the Parties by like notice.

                    iv. Counterparts. This Modification Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

                    v. Severability. If one or more provisions of this Modification Agreement are held to be unenforceable under applicable law, the validity of this Modification Agreement shall not be affected thereby and the remaining provisions shall continue in full force and effect, construed as if such unenforceable provision was not a part of this Modification Agreement.

                    vi. Headings. The headings and captions contained in this Modification Agreement are for reference purposes only and shall not affect, in any way, the meaning or interpretation of this Modification Agreement.

                    vii. Governing Law; Jurisdiction; Jury Trial. This Modification Agreement shall be governed in all respects by the laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of Reno, Nevada, for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Modification Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS MODIFICATION AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Modification Agreement as of the date first appearing above.

AEGIS INDUSTRIES, INC.

By:	/s/ David Kirby
David Kirby
Director

PART TIME CFO INC.

By:	/s/ Dennis Mee
Dennis Mee
President